Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
Ekso Bionics, Inc.	Delaware
Ekso Bionics GmbH	Germany
Ekso Bionics (Asia) Pte. Ltd.	Singapore